Exhibit 2.2

UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

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In re	:	Chapter 11

:
XERIUM TECHNOLOGIES, INC., et al.[1]		Case No. 10-11031 (KJC)
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Debtors.	:	Jointly Administered

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ORDER (I) APPROVING THE DEBTORS’

(A) DISCLOSURE STATEMENT, (B) SOLICITATION OF

VOTES AND VOTING PROCEDURES, AND (C) FORMS OF BALLOTS

AND (II) CONFIRMING THE DEBTORS’ AMENDED JOINT PREPACKAGED

PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

The Debtors’ Amended Joint Prepackaged Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated March 30, 2010 (D.I. 23) having been jointly proposed by Xerium Technologies, Inc. (“Xerium”) and certain of its direct and indirect subsidiaries, as debtors and debtors in possession in the above-captioned chapter 11 cases (collectively, the “Debtors”), and filed with the United States Bankruptcy Court for the District of Delaware (the “Court”) on March 30, 2010 (the “Plan”)2; and the Debtors having filed with the Court on March 30, 2010 (a) the Disclosure Statement, dated March 2, 2010 (D.I. 28), including the form of the

[1]

The Debtors in these chapter 11 cases (along with the last four digits of each Debtor’s federal tax identification number or its foreign equivalent) are: Xerium Technologies, Inc. (8674), Huyck Licensco Inc. (0434), Stowe Woodward Licensco LLC (4459), Stowe Woodward LLC (4102), Wangner Itelpa I LLC (3561), Wangner Itelpa II LLC (3562), Weavexx, LLC (7969), Xerium Asia, LLC (3367), Xerium III (US) Limited (4460), Xerium IV (US) Limited (4461), Xerium V (US) Limited (4462), XTI LLC (6754), Xerium Canada Inc. (0003), Huyck.Wangner Austria GmbH (0323), Xerium Germany Holding GmbH (3219), and Xerium Italia S.p.A. (0150). The location of the Debtors’ corporate headquarters and the service address for all Debtors is: 8537 Six Forks Road, Suite 300, Raleigh, North Carolina 27615.

[2]	Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan. The rules of construction in section 102 of the Bankruptcy Code shall apply to this Order.

Debtors’ Joint Prepackaged Plan of Reorganization Under Chapter 11 of the Bankruptcy Code attached thereto (the “Form of Plan”), and the Supplement to the Disclosure Statement, dated March 8, 2010 (D.I. 25) (collectively, the “Disclosure Statement’) and (b) the Blackline Reflecting Changes to Debtors’ Joint Prepackaged Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (D.I. 22) (the “Plan Blackline”), which reflects the nonmaterial modifications to the Form of Plan set forth in the Plan (the “Modifications”); and the Debtors having filed with the Court the Plan Supplement (D.I. 24) on March 30, 2010, and the Amended and Restated Plan Supplement (D.I. 172) on May 3, 2010 (collectively, the “Plan Supplement”); and the Certification of The Garden City Group, Inc. With Respect to Solicitation and Tabulation of Votes On Debtors’ Joint Prepackaged Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, sworn to by Jeffrey S. Stein of The Garden City Group, Inc. (D.I. 30) having been filed with the Court on March 30, 2010 (the “Vote Certification”); and the Declaration of Stephen Light in Support of the Debtors’ Chapter 11 Petitions and First Day Pleadings (D.I. 3) (the “Light Declaration I”) having been filed with the Court on March 30, 2010; and the Court having entered on March 31, 2010 the Order (I) Scheduling a Combined Hearing to Consider (A) Approval of the Disclosure Statement, (B) Approval of Solicitation Procedures and Forms of Ballots, and (C) Confirmation of the Plan, (II) Establishing a Deadline to Object to the Disclosure Statement and the Plan, and (III) Approving the Form and Manner of Notice Thereof (D.I. 65) (the “Scheduling Order”), among other things, scheduling a combined hearing to consider approval of the Disclosure Statement, the solicitation of votes on the Plan, the forms of ballots, and confirmation of the Plan (the “Combined Hearing”); and the Affidavit of Service of Gregory B. Guarton (D.I. 86), having been filed with the Court on April 2, 2010, the Affidavit of Service of Gregory B. Guarton (D.I. 87), having been filed with the Court on April 2, 2010, the Affidavit of Service of Angela Ferrante (D.I. 93), having been filed with the Court on April 5,

2010, the Affidavit of Service of Radha S. Rai (D.I. 95), having been filed with the Court on April 5, 2010, the Affidavit of Service of Edward J. Devane (D.I. 96), having been filed with the Court on April 5, 2010, the Affidavit of Service of Radha S. Rai (D.I. 97), having been filed with the Court on April 6, 2010, the Supplement to Affidavit of Service of Ronda K. Collum (D.I. 121), having been filed with the Court on April 23, 2010, and the Supplement to Affidavit of Service of Gregory B. Guarton (D.I. 159), having been filed with the Court on April 28, 2010 (collectively, the “Affidavits of Service”); and the Debtors’ Memorandum of Law (A) in Support of Debtors’ Motion for Entry of an Order (I) Approving the Disclosure Statement, Solicitation of Votes on the Debtors’ Joint Prepackaged Plan of Reorganization, and Forms of Ballots and (II) Confirming the Debtors’ Amended Joint Prepackaged Plan of Reorganization Under Chapter 11 of the Bankruptcy Code and (B) In Response to Objections to Confirmation, dated May 10, 2010 (D.I. 183) having been filed with the Court on May 10, 2010; and the Debtors having distributed the Disclosure Statement, including the Form of Plan, and ballots substantially in the forms attached to the Vote Certification (the “Ballots”) and commenced on March 2, 2010 a solicitation of votes pursuant thereto (the “Solicitation”); and the Debtors having established 6:00 p.m. (Eastern Daylight Time) on March 26, 2010 as the voting deadline in the Solicitation; and the Declaration of Kevin L. McDougall in Support of Confirmation of the Debtors’ Amended Joint Prepackaged Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (D.I. 185) (the “McDougall Declaration”) having been filed with the Court on May 10, 2010; and the Declaration of Stephen R. Light in Support of Confirmation of the Debtors’ Amended Joint Prepackaged Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (D.I. 186) (the “Light Declaration II”) having been filed with the Court on May 10, 2010; and the Declaration of Brian J. Fox in Support of Confirmation of the Debtors’ Amended Joint Prepackaged Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (D.I. 188) (the “Fox Declaration”)

having been filed with the Court on May 10, 2010; and the Declaration of Daniel Gilligan in Support of Confirmation of the Debtors’ Amended Joint Prepackaged Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (D.I. 187) having been filed with the Court on May 10, 2010 (the “Gilligan Declaration,” and together with the McDougall Declaration, the Light Declaration II, and the Fox Declaration, the “Supporting Declarations”); and the Court having considered the Plan, the Modifications, the Disclosure Statement, the Ballots, the Plan Supplement, the Vote Certification, the Affidavits of Service, the Light Declaration I, the Supporting Declarations, the papers in support of approval of the Disclosure Statement, the Solicitation, the Ballots, and confirmation of the Plan, and all objections and responses thereto, including, without limitation, the Objection of Privet Fund Management LLC and Tiburon Capital Management, LLC to Confirmation of Debtors’ Amended Joint Prepackaged Plan of Reorganization (D.I. 179) filed with the Court on May 6, 2010 (the “Privet and Tiburon Objection,” and collectively with all other objections, the “Objections”); and the Combined Hearing having been held before the Court on May 12, 2010; and the appearances of all interested parties having been noted in the record of the Combined Hearing; and the Court having considered all of the arguments of counsel and the evidence proffered, adduced, or presented at the Combined Hearing, and all of the proceedings had before this Court; and upon the Plan, the Modifications, the Disclosure Statement, the Ballots, the Plan Supplement, the Vote Certification, the Affidavits of Service, the Light Declaration I, the Supporting Declarations, the papers filed in support of approval of the Disclosure Statement, the Solicitation, the Ballots, and confirmation of the Plan, the Objections, and the record of the Combined Hearing; and the Court having found and determined that the Disclosure Statement contains sufficient information to comply with the disclosure requirements of the Bankruptcy Code, that the Disclosure Statement, the Solicitation, and the Ballots comply with the applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and any applicable nonbankruptcy law, rule, or regulation and should be approved, and that the Plan is in the best interests of the Debtors, their estates and creditors, and all parties in interest and should be confirmed as reflected by this Court’s rulings made in this Order and at the Combined Hearing; and after due deliberation and sufficient cause appearing therefor, the Court hereby FINDS, DETERMINES, AND CONCLUDES that:

Findings and Conclusions

A. The findings and conclusions set forth in this Order constitute the Court’s findings of fact and conclusions of law pursuant to Fed. R. Bankr. P. 7052, made applicable to this proceeding pursuant to Fed. R. Bankr. P. 9014.

B. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

Jurisdiction and Venue

C. This Court has jurisdiction over these chapter 11 cases and to approve the Disclosure Statement, the Solicitation, and the Ballots and to confirm the Plan pursuant to 28 U.S.C. § 1334.

D. Approval of the Disclosure Statement, the Solicitation, and the Ballots and confirmation of the Plan are core proceedings pursuant to 28 U.S.C. § 157(b) and this Court has jurisdiction to enter a final order with respect thereto.

E. Venue of these chapter 11 cases is properly in this district pursuant to 28 U.S.C. §§ 1408 and 1409.

F. The Debtors are proper debtors under section 109 of the Bankruptcy Code and proper proponents of the Plan under section 1121(a) of the Bankruptcy Code.

Notice and Solicitation

G. All parties required to receive notice of the Disclosure Statement, the Plan and the transactions contemplated thereby, the Plan Supplement, and the Combined Hearing (including the deadline for filing and serving objections to approval of the Disclosure Statement, the Solicitation, and the Ballots and confirmation of the Plan) have received due, proper, timely, and adequate notice in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware (the “Local Rules”), and the Scheduling Order and have had an opportunity to appear and be heard with respect thereto. No other or further notice is required.

H. All parties required to receive notice of the Modifications have received due, proper, timely, and adequate notice in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules and have had an opportunity to appear and be heard with respect thereto. See McDougall Declaration ¶ 16. The Modifications do not adversely change the treatment of any claims against, or equity interests in, the Debtors, and are in compliance with section 1127 of the Bankruptcy Code and Fed. R. Bankr. P. 3019. See id. ¶ 17. The Debtors have complied with section 1125 of the Bankruptcy Code with respect to the Modifications. Id. ¶¶ 12, 18. No other or further disclosure or solicitation of votes is required.

I. The Disclosure Statement contains sufficient information of a kind necessary to satisfy the disclosure requirements of any applicable nonbankruptcy law, rule, or regulation, including, without limitation, the Securities Act of 1933 (as amended, the “Securities Act”) and the Securities Exchange Act of 1934 (as amended, the “Exchange Act”), and contains “adequate information” (as such term is defined in section 1125(a)(1) of the Bankruptcy Code and used in section 1126(b)(2) of the Bankruptcy Code). See id. ¶ 18.

J. The Solicitation complied with any applicable nonbankruptcy law, rule, or regulation governing the adequacy of disclosure in connection therewith, including, without limitation, the requirements of section 4(2) of the Securities Act and Regulation D promulgated thereunder, the antifraud provisions of the Securities Act, and the antifraud and antimanipulation provisions of the Exchange Act. See id. The Debtors have established that the Solicitation complies with any applicable European and Canadian securities laws.

K. Prior to the Commencement Date, the Form of Plan, the Disclosure Statement, and the Ballots were transmitted in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Solicitation Procedures, and any applicable nonbankruptcy law, rule, or regulation. See Stein Declaration ¶¶ 6-8.

L. The Debtors complied fully with Fed. R. Bankr. P. 3017, 3018(b), and 3018(c) in the Solicitation.

M. Prior to the Commencement Date, the Form of Plan, the Disclosure Statement, and the Ballots were transmitted to all or substantially all the Debtors’ creditors of each class entitled to vote. Id. ¶ 6, 8. After the Commencement Date, (a) the Plan Blackline reflecting the Modifications was transmitted to all or substantially all of the Debtors’ creditors of each class entitled to vote, (b) notice of the Combined Hearing, including the deadlines for interposing Objections, in substantially the form attached to the Scheduling Order (the “Combined Hearing Notice”) was provided to all or substantially all creditors and equity interests holders of the Debtors, and (c) the Plan, the Plan Blackline, the Disclosure Statement, and the Combined Hearing Notice were transmitted to the Office of the United States Trustee for the District of Delaware (the “U.S. Trustee”). The transmittal of the foregoing materials complies with Fed. R. Bankr. P. 3017(d).

N. The procedures employed by the Debtors for transmitting documents and information required by Fed. R. Bankr. P. 3017(e) to beneficial holders of the Debtors’ securities were adequate.

O. The creditors whose claims are based on securities of record and who accepted the Form of Plan were the holders of record of such securities on February 23, 2010, the date specified in the Disclosure Statement as the record date for the Solicitation.

P. The Solicitation period prescribed for creditors to accept or reject the Form of Plan was not unreasonably short and was reasonable and proper under the circumstances. See id. ¶¶ 6, 8, 11-12.

Q. The Ballots comply with Fed. R. Bankr. P. 3018(c) and conform to Official Form Number 14.

R. The Plan has been accepted by more than the statutory majorities specified in section 1126(c) of the Bankruptcy Code.

S. Pursuant to section 1126(f) of the Bankruptcy Code, the Debtors were not required to solicit votes from the holders of Claims or Equity Interests, as the case may be, in Class 1, Class 3, Class 4, Class 6, and Class 7, as each such Class is unimpaired under the Plan and conclusively presumed to have accepted the Plan. The Debtors also were not required to solicit votes from the holders of Equity Interests in Class 8, as such Class is deemed to have rejected the Plan.

T. The Debtors and each of their respective officers, directors, principals, members, partners, employees, agents, managers, representatives, advisors, attorneys, accountants, and professionals have (i) solicited and tabulated votes on the Plan fairly, in good faith, and in compliance with the applicable provisions of the Bankruptcy Code, including, without limitation, sections 1125(a) and 1125(e) of the Bankruptcy Code, the Bankruptcy Rules,

the Local Rules, and any applicable nonbankruptcy law, rule, or regulation, (ii) participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including, without limitation, sections 1125(a) and 1125(e) of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and any applicable nonbankruptcy law, rule, or regulation in the offer, issuance, sale, and purchase of any and all securities offered or sold under the Plan, and (iii) are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code.

The Plan Satisfies the Requirements of the Bankruptcy Code

U. The Plan complies with all applicable provisions of the Bankruptcy Code. McDougall Declaration ¶ 4.

V. The Plan is dated and identifies the Debtors as its proponents.

W. The Plan designates classes of claims and equity interests. Id. ¶ 6. The classification of claims and equity interests under the Plan complies with section 1122 of the Bankruptcy Code. Each claim and equity interest placed in a particular class pursuant to the Plan is substantially similar to the other claims and equity interests, as the case may be, in such class. Id. ¶ 5. A reasonable basis exists for the classification in the Plan.

X. The Plan specifies each class of claims and equity interests that is not impaired under the Plan. Id. ¶ 7.

Y. The Plan specifies the treatment of each class of claims and equity interests that is impaired under the Plan. Id.

Z. The Plan provides for the same treatment for each claim or equity interest of a particular class, unless the holder of a particular claim or equity interest agrees to a less favorable treatment of such particular claim or equity interest. McDougall Declaration ¶ 7.

AA. The Plan provides adequate means for its implementation. Id. ¶ 8.

BB. The Plan provides for the inclusion in the Restated Charters of a provision prohibiting the issuance of nonvoting equity securities and provides, as to each class of securities possessing voting power, an appropriate distribution of such power. McDougall Declaration ¶ 9.

CC. The Plan contains only provisions that are consistent with the interests of creditors and equity interest holders and with public policy with respect to the manner of selection of officers and directors under the Plan and any successors to such officers and directors. Id. ¶ 10.

DD. Amounts necessary to cure defaults required to be cured under the plan shall be determined in accordance with the underlying agreements and applicable nonbankruptcy law and the procedures set forth in the Plan.

EE. The Debtors, as Plan proponents, have complied with all applicable provisions of the Bankruptcy Code. Id. ¶ 12.

FF. The Plan has been proposed in good faith and not by any means forbidden by law. See Light Declaration II ¶¶ 5-21. The Plan was proposed with the legitimate and honest purpose of maximizing recoveries for all stakeholders of the Debtors and with a reasonable basis for expecting that a reorganization of the Debtors pursuant to the Plan could be effected. See id. ¶ 15. Implementation of the Plan will achieve a result that is consistent with the objectives and purposes of the Bankruptcy Code. Id. ¶ 16. The Debtors, as Plan proponents, and each of their respective officers, directors, principals, members, partners, employees, agents, managers, representatives, advisors, attorneys, accountants, and professionals have acted in good faith and with fundamental fairness in the negotiation and formulation of the Plan.

GG. The Plan is the product of good faith, arm’s length negotiations among the Debtors, the Administrative Agent, the Secured Lender Ad Hoc Working Group, Deutsche Bank AG (“DB”), Merrill Lynch Capital Services, Inc. (“MLCS”), Apax WW Nominees Ltd., Apax-Xerium

APIA LP, and each of their respective officers, directors, principals, members, partners, employees, agents, managers, representatives, advisors, attorneys, accountants, and professionals. See id. ¶ 13.

HH. Any payment made or to be made by the Debtors or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with the Plan and incident to the Reorganization Cases, has been approved by, or is subject to the approval of, the Court as reasonable. See McDougall Declaration ¶ 20.

II. The identities, qualifications, and affiliations of the individuals proposed to serve as the directors and officers of the Reorganized Debtors as of the Effective Date have been fully disclosed, and the appointment to, or continuance in, such offices is consistent with the interests of creditors and equity interest holders and with public policy. See id. ¶¶ 21-22.

JJ. The identity of any insider proposed to be employed by the Reorganized Debtors as of the Effective Date and the nature of such insider’s compensation have been fully disclosed.

KK. With respect to each impaired class of claims or equity interests, each holder of a claim or equity interest in such class has accepted the Plan or will receive or retain under the Plan on account of such claim or equity interest property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on the Effective Date. See Fox Declaration ¶¶ 26-28.

LL. The Plan provides that, except to the extent that a holder of an Allowed Administrative Expense Claim agrees to a less favorable treatment, each Allowed Administrative Expense Claim shall be paid in full, in Cash, on the latest of (i) the Effective Date, (ii) the date on which such Administrative Expense Claim is Allowed, and (iii) the date on which such

Administrative Expense Claim is due and payable in the ordinary course of business under any agreement or understanding between the applicable Debtor and the holder of such Allowed Administrative Expense Claim, or, in each case, as soon as practicable thereafter; provided, that Allowed Administrative Expense Claims representing obligations incurred in the ordinary course of business or assumed by any of the Debtors shall be paid in full, in Cash, or performed by the applicable Debtor or Reorganized Debtor in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements or regulations governing, instruments evidencing, or other documents relating to, such transactions. Except as otherwise ordered by the Court, all Entities seeking awards of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under section 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code shall (i) file their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred on or before the date that is forty-five (45) days after the Effective Date and (ii) be paid in full, in Cash, in such amounts as are Allowed by the Court. See McDougall Declaration ¶ 30.

MM. The Plan provides that, in satisfaction of the Debtors’ respective obligations under the DIP Facility, on the Effective Date or as soon thereafter as practicable, (i) all obligations of the Debtors under the DIP Facility shall be assumed under, and become subject to the terms and conditions of, the Exit Facility and (ii) all liens and security interests granted to secure the Debtors’ obligations under the DIP Facility shall be satisfied, discharged, and terminated in full and of no further force or effect. See Fox Declaration ¶ 10.

NN. The Plan provides that, except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to a less favorable treatment, on the latest of (i) the Effective Date, (ii) the date on which such Priority Non-Tax Claim is Allowed, and (iii) the date on which such Allowed Priority Non-Tax Claim is due and payable in the ordinary course of business under any agreement or understanding between the applicable Debtor and the holder of such Claim, or, in each case, as soon as practicable thereafter, each Allowed Priority Non-Tax Claim shall be paid in Cash in an amount equal to the Allowed amount of such Claim, together with postpetition interest to the extent required to render such Claim unimpaired. McDougall Declaration ¶ 31.

OO. The Plan provides that, except to the extent that a holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, on the later of (i) the Effective Date and (ii) the date on which such Priority Tax Claim is Allowed, or, in each case, as soon as practicable thereafter, each holder of an Allowed Priority Tax Claim shall, in full satisfaction, release, and discharge of such Allowed Priority Tax Claim, (a) to the extent such Claim is due and owing on the Effective Date, be paid in full, in Cash, on the Effective Date or (b) to the extent such Claim is not due and owing on the Effective Date, be paid in full, in Cash (1) in accordance with the terms of any agreement between the Debtors and such holder, (2) as may be due and owing under applicable nonbankruptcy law, or (3) in the ordinary course of business. Id. ¶ 32.

PP. Pursuant to the Plan, the holder of any Allowed Secured Claim that would otherwise meet the description of a Priority Tax Claim but for the secured status of that Claim, shall receive on account of that Claim, Cash payments, in the same manner and over the same period as will be received by holders of Allowed Priority Tax Claims. Id. ¶ 33.

QQ. Classes 1, 3, 4, 6, and 7 are unimpaired by the Plan and are conclusively presumed to have accepted the Plan. Id. ¶ 26; Fox Declaration ¶ 26. Class 8 is impaired by the Plan and is deemed to have rejected the Plan. McDougall Declaration ¶ 27; Fox Declaration ¶ 26.

RR. Class 2 is impaired by the Plan. The Plan has been accepted in writing by the holders of more than two-thirds in amount and one-half in number of Allowed Class 2 Claims voting on the Plan, determined without including any acceptance of the Plan by any insider. Class 2 has accepted the Plan. See McDougall Declaration ¶¶ 26, 34; Vote Certification.

SS. Class 5 is impaired by the Plan. The Plan has been accepted in writing by the holders of more than two-thirds in amount and one-half in number of Allowed Class 5 Claims voting on the Plan, determined without including any acceptance of the Plan by any insider. Class 5 has accepted the Plan. See McDougall Declaration ¶¶ 26, 34; Vote Certification.

TT. The Debtors have sufficient liquidity to make all payments required under the Plan to be made on the Effective Date and thereafter. The Plan is feasible and confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or the Reorganized Debtors. See Fox Declaration ¶¶ 29-32.

UU. The Plan provides for the payment, on the Effective Date, and thereafter as may be required, of all fees payable under 28 U.S.C. § 1930. McDougall Declaration ¶ 36.

VV. The Plan provides for the continuation after the Effective Date of payment of all retiree benefits, to the extent applicable, as that term is defined in section 1114 of the Bankruptcy Code, at the level established pursuant to subsection (e)(1)(B) or (g) of section 1114 of the Bankruptcy Code, at any time prior to confirmation of the Plan, for the duration of the period the Debtors have obligated themselves to provide such benefits. Id. ¶ 37.

WW. All applicable requirements of section 1129(a) of the Bankruptcy Code, other than section 1129(a)(8), have been satisfied. McDougall Conclusion.

XX. There is no class of equity interests that is similarly situated to Class 8. McDougall Declaration ¶ 28. The Plan does not discriminate unfairly against Class 8, as required by section 1129(b)(1) of the Bankruptcy Code. Id.

YY. The Plan is fair and equitable as to Class 8, as required by section 1129(b)(2)(C)(ii) of the Bankruptcy Code. Id. ¶ 29. There are no equity interests junior to the equity interests in Class 8. Id. Accordingly, there is no holder of any equity interest that is junior to the equity interests in Class 8 that will receive or retain any property under the Plan on account of such junior interest.

ZZ. The Debtors’ business plan (the “Business Plan”) and projections summarized in Section VI of the Disclosure Statement and set forth in the Revised Exhibit G thereto (the “Projections”) represent a fair and reasonable forecast of the Debtors’ future operations. See Light Declaration II ¶¶ 20, 24, 25, 27; Gilligan Declaration ¶¶ 12-14. The Business Plan and the Projections were prepared in a reasonable manner and are supported by reasonable assumptions and logically consistent computations. See Light Declaration II ¶¶ 20, 22-23, 27; Gilligan Declaration ¶ 11-13.

AAA. The valuation of the Debtors set forth in Section VI of the Disclosure Statement is based upon the informed judgment of Rothschild Inc. and the Debtors, embraces all facts relevant to the future earning capacity of the Debtors, and is a reasonable range of the Debtors’ going concern value as of the Effective Date. See Light Declaration II ¶¶ 20, 22-23, 27; Gilligan Declaration ¶¶ 12-14. The indicative total enterprise value for the Debtors of $715 million is a reasonable determination of the Debtors’ going concern value as of the Effective Date, reflects a fair resolution of the positions of the Debtors’ significant stakeholders with respect to the Debtors’ going concern value as of the Effective Date, and is supported by the extensive negotiations of the Debtors and their significant stakeholders in achieving such resolution. See Light Declaration II ¶ 15; Gilligan Declaration ¶ 31.

BBB. Based upon the valuation of the Debtors set forth in Section VI of the Disclosure Statement, no holder of a claim or equity interest in any class will receive or retain under the Plan value greater than the allowed amount of its claim or interest. See Gilligan Declaration ¶ 32-34.

CCC. All applicable requirements of section 1129(b) of the Bankruptcy Code have been satisfied. McDougall Declaration ¶¶ 27-29, Conclusion.

DDD. The principal purpose of the Plan is neither the avoidance of taxes nor the avoidance of section 5 of the Securities Act.

Good Faith

EEE. All documents necessary to consummate and implement the Plan and the transactions contemplated thereby, including, without limitation, the Plan Documents, have been negotiated in good faith and at arm’s length and, upon execution thereof, shall be valid, binding, and enforceable agreements and shall not be in conflict with any federal or state law.

FFF. The Debtors, the Reorganized Debtors, and each of their respective officers, directors, principals, members, partners, employees, agents, managers, representatives, advisors, attorneys, accountants, and professionals will be acting in good faith if they proceed to consummate and implement the Plan and the transactions contemplated thereby and take the actions authorized and directed by this Order.

Executory Contracts and Unexpired Leases

GGG. The Debtors have exercised reasonable business judgment in determining whether to assume or reject each of the Debtors’ executory contracts and unexpired leases as set forth in Section 8 of the Plan.

HHH. The Debtors and One Tech Westborough, LLC (“One Tech”) have agreed to the rejection, pursuant to the Plan, of the lease identified on Exhibit E to the Plan (the “Westborough Lease”), effective 12:01 a.m. on May 31, 2010, on the terms set forth in this Order.

Exculpation

III. The exculpation set forth in Section 10.4 of the Plan, as modified by paragraph 20 of this Order, is appropriate under the circumstances, fair, reasonable, supported by adequate consideration, necessary to the Debtors’ reorganization, and is in the best interests of the Debtors, their estates and creditors, all parties in interest, and the Reorganized Debtors. The exculpated parties have made substantial contributions to the Debtors’ reorganization, and these efforts have conferred significant value upon the Debtors’ estates. Any creditor or equity interest holder of the Debtors that does not consent to the exculpation will receive fair consideration under the Plan for its claims or interests. The prepackaged nature of these cases, the extensive efforts of the exculpated parties in connection with the negotiation and formulation of the Plan, the magnitude of the recoveries provided under the Plan to the holders of allowed claims and allowed equity interests constitute extraordinary circumstances, warranting such exculpation. See Light Declaration II ¶ 14.

Exit Facility

JJJ. The Exit Facility has been negotiated in good faith and at arm’s length and each party thereto may rely upon the provisions of this Order in closing the Exit Facility. The Exit Facility is necessary to consummate and implement the Plan and the transactions contemplated thereby and to the operation of the Reorganized Debtors. The Exit Facility constitutes reasonably equivalent value and fair consideration, and is in the best interests of the Debtors, their estates and creditors, all parties in interest, and the Reorganized Debtors. The Exit

Facility constitutes valid and binding obligations of the parties thereto, and no obligation, payment, transfer, guarantee, or grant of security interest thereunder is subject to avoidance or recovery under the Bankruptcy Code or any applicable nonbankruptcy law, or subject to any defense, reduction, setoff, recoupment or counterclaim. The Debtors have exercised reasonable business judgment in entering into the Exit Facility. See Fox Declaration ¶ 31.

Equity Security Holders

KKK. The interests of the Debtors’ equity security holders were adequately represented throughout the negotiation and formulation of the Plan and have been adequately represented throughout these chapter 11 cases. See Light Declaration II ¶ 10. All equity security holders have received due, proper, timely, and adequate notice of the Disclosure Statement, the Modifications, the Plan and the transactions contemplated thereby, the Plan Supplement, and the Combined Hearing (including the deadline for filing and serving objections to approval of the Disclosure Statement, the Solicitation, and the Ballots and confirmation of the Plan and any amendments or modifications thereto) in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and the Scheduling Order and have had an opportunity to appear and be heard with respect thereto. No other or further notice is required.

LLL. No Person has demanded or otherwise requested in these chapter 11 cases discovery of the Debtors or discovery of any of the Debtors’ professionals. No motion has been filed with the Court requesting the appointment of a committee of equity security holders pursuant to section 1102 of the Bankruptcy Code. The appointment of a committee of equity security holders pursuant to section 1102 of the Bankruptcy Code is neither warranted nor appropriate in these chapter 11 cases.

MMM. The Plan is supported by holders of a majority of the equity security interests in Xerium.

NNN. The Privet and Tiburon Objection is the only objection interposed in these cases by an equity security holder. See In re Xerium Techs., No. 10-11031 (Bankr. D. Del. filed Mar. 30, 2010). The number of equity security interests in Xerium held by each of Privet Fund Management LLC and Tiburon Capital Management, LLC is de minimis. See Verified Statement of Christopher D. Loizides on Behalf of Loizides, P.A. Pursuant to Federal Rule of Bankruptcy Procedure 2019(a), dated May 7, 2010 (D.I. 180), ¶ 2. No other equity security holder has appeared in these chapter 11 cases. See In re Xerium Techs., No. 10-11031 (Bankr. D. Del. filed Mar. 30, 2010).

OOO. The Court declines to reconsider the Order (I) Authorizing the Debtors to File a Modified Creditor Matrix and Modified Equity Security Holders List, (II) Approving the Manner of Notices to the Debtors European Employees, (III) Extending Time Within Which to File (A) Schedules And Statements and (B) Financial Reports Pursuant to Fed. R. Bankr. P. 2015.3(a), (IV) Waiving the Requirement to File Schedules, Statements, and Financial Reports Upon the Effective Date of the Debtors Prepackaged Plan, and (V) Directing the United States Trustee not to Convene a Meeting of Creditors or Equity Security Holders or Appoint A Statutory Committee, entered April 27, 2010 (D.I. 147) (the “April 27 Order”). To the extent the Privet and Tiburon Objection is a motion to reconsider the April 27 Order pursuant to Bankruptcy Rule 9023 or otherwise, such motion is denied.

For all of the foregoing reasons, and after due deliberation, the Court FINDS, ADJUDGES, AND DECREES THAT:

Approval of Disclosure Statement and Solicitation

1. In accordance with sections 1125 and 1126(b) of the Bankruptcy Code and Fed. R. Bankr. P. 3017 and 3018, the Disclosure Statement and the Debtors’ solicitation of votes to accept or reject the Plan are approved in all respects.

2. In accordance with sections 1125 and 1127 of the Bankruptcy Code and Fed. R. Bankr. P. 3019, the Modifications are approved in all respects. The Plan is deemed accepted by all the Debtors’ creditors that accepted the Form of Plan and no other or further disclosure or solicitation of votes is required.

3. To the extent that the Solicitation is deemed to constitute an offer of new securities, the Debtors are exempt from the registration requirements of the Securities Act (and of any equivalent state securities or “blue sky” laws) with respect to such Solicitation under section 4(2) of the Securities Act and Regulation D promulgated thereunder.

4. Pursuant to section 1125(e) of the Bankruptcy Code, the Debtors, the Reorganized Debtors, and each of their respective officers, directors, principals, members, partners, employees, agents, managers, representatives, advisors, attorneys, accountants, and professionals have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the Solicitation and in the offer, issuance, sale, and purchase of any and all securities offered or sold under the Plan and shall not be liable at any time, on account of such Solicitation or participation in such offer, issuance, sale, or purchase of securities under the Plan, for any violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale, or purchase of any securities offered or sold under the Plan.

5. The Ballots are approved in all respects.

Confirmation of the Plan

6. The Plan is confirmed. A copy of the confirmed Plan is attached as Exhibit A to this Order.

7. Pursuant to Fed. R. Bankr. P. 3020(e), the fourteen-day stay of this Order imposed thereby is waived. The Debtors are authorized to consummate and implement the Plan and the transactions contemplated thereby immediately upon, concurrently with, or as soon as practicable following satisfaction of the conditions set forth in Section 9.1 of the Plan.

8. The Privet and Tiburon Objection is overruled in all respects for the reasons set forth herein and in the record of the Combined Hearing. All other Objections that have not been withdrawn prior to the entry of this Order or are not cured by the relief granted in this Order are overruled in all respects for the reasons set forth by the Court in the record of the Combined Hearing. All withdrawn Objections, if any, are deemed withdrawn with prejudice.

9. To the extent not previously satisfied pursuant to prior order of the Court, all valid claims relating to reclamation demands given in accordance with section 546(c) of the Bankruptcy Code (“Reclamation Demands”) shall be satisfied pursuant to Section 2 or Section 4 of the Plan, as applicable, and all Reclamation Demands given to any of the Debtors that have not been withdrawn prior to entry of this Order are hereby deemed withdrawn with prejudice.

Executory Contracts and Unexpired Leases

10. The assumption or rejection of executory contracts and unexpired leases of the Debtors pursuant to Section 8 of the Plan is approved in all respects pursuant to sections 365 and 1123(b) of the Bankruptcy Code.

11. The executory contracts and unexpired leases assumed pursuant to Section 8 of the Plan are assumed effective as of the respective dates set forth in Section 8.1 of the Plan. “Adequate assurance of future performance” (within the meaning of sections 365 and 1123(b) of the Bankruptcy Code) by the Reorganized Debtors has been demonstrated with respect to the assumed executory contracts and unexpired leases and no further adequate assurance is required.

12. Stowe Woodward LLC (“Stowe Woodward”), a Debtor and member of Xerium’s controlled group, established and maintains two pension plans for certain of its employees known as: the (a) Xerium Inc. Union Pension Plan and (b) Xerium Inc. Pension Plan

for US Salaried and Non-Union Hourly Employees (collectively, the “Pension Plans”). The Plan provides that the Pension Plans will be treated as if they are executory contracts and assumed under the Plan. The Pension Benefit Guaranty Corporation (the “PBGC”) believes that the Pension Plans are not executory contracts and are covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (29 U.S.C. § 1301 et seq.). Pursuant to the Plan, Reorganized Stowe Woodward will continue the Pension Plans. Stowe Woodward and all members of its controlled group are obligated to contribute to the Pension Plans at least the amounts necessary to satisfy ERISA’s minimum funding standards, ERISA § 302; Internal Revenue Code § 412. The liability of Stowe Woodward and its controlled group members to the Pension Plans, or to the PBGC with respect to the Pension Plans, under ERISA shall not be affected in any way by this reorganization proceeding, including by discharge.

13. In full and final satisfaction of the claims of One Tech against the Debtors and the Reorganized Debtors with respect to the Westborough Lease and the rejection thereof pursuant to the Plan, One Tech shall have an allowed claim pursuant to section 502(b)(6) of the Bankruptcy Code in the aggregate amount of $417,352.74 (the “One Tech Claim”). The One Tech Claim shall constitute an Allowed General Unsecured (Class 4) Claim and shall be paid in full in cash by the Debtors on the Effective Date or within fifteen days thereafter. If the payment is not made within 21 days of the Effective Date, the unpaid balance shall accrue interest at a rate of 15% per annum compounded monthly. This Order shall in no way limit One Tech’s right to seek payment of any amounts due and unpaid under the Westborough Lease in respect of the postpetition period through 12:01 a.m. on May 31, 2010, which amounts, if any, shall be paid in the ordinary course of business if not contested or to the extent of, and promptly following, allowance by the Court as administrative expenses.

14. Pursuant to section 1142(b) of the Bankruptcy Code, at 12:01 a.m. on May 31, 2010, One Tech, as landlord, and Xerium, as Reorganized Debtor and tenant, shall be deemed to have entered into a new lease for the premises that are the subject of the Westborough Lease (the “New Lease”). The term of the New Lease shall commence immediately following rejection of the Westborough Lease on May 31, 2010 and expire at 11:59 p.m. on December 31, 2010 (with no further extension options). All other terms and conditions of the New Lease shall be identical to the terms and conditions of the Westborough Lease. At the request of either party, the other party shall execute and deliver a written lease memorializing the terms of the New Lease as contemplated herein; provided, however, that the New Lease shall be fully effective and enforceable in accordance with its terms whether or not any additional written agreement is executed among the parties. On and after the Effective Date, One Tech may enforce the terms of the New Lease without further order of this Court, if necessary, in accordance with its state law rights and remedies.

Discharge and Injunction

15. On the Effective Date, except as otherwise provided in the Plan or this Order:

a. The provisions of the Plan bind the Debtors, the Reorganized Debtors, any entity issuing securities under the Plan, any entity acquiring property under the Plan, any creditor or equity interest holder of the Debtors, and such creditor or equity interest holder’s successors and assigns, whether or not the claim or equity interest of such creditor or equity interest holder is impaired under the Plan, whether or not such creditor or equity interest holder has accepted the Plan, and whether or not such creditor or equity security holder is entitled to a distribution under the Plan.

b. All property of the Debtors’ estates, wherever located, is vested in the Reorganized Debtors, free and clear of all claims, liens, encumbrances, charges, and interests of creditors and equity interest holders of the Debtors.

c. The Debtors are discharged from any and all debts, claims, and interests of any nature whatsoever, known or unknown, that arose before the date and time of entry of this Order.

d. All persons and entities, wherever located, are permanently enjoined from enforcing or attempting to enforce in any jurisdiction any contractual, legal, or subordination rights exchanged, satisfied, compromised, or settled pursuant to the Plan.

e. All persons and entities, wherever located, are permanently enjoined from commencing or continuing in any manner and in any jurisdiction, any suit, action, or other proceeding, on account of or respecting any claim, interest, obligation, debt, right, action, cause of action, remedy, or liability exchanged, satisfied, compromised, or settled pursuant to the Plan.

16. Any judgment at any time obtained, to the extent such judgment is a determination of the personal liability of the Debtors with respect to any debt, claim, or interest discharged hereunder is hereby rendered null and void.

17. The commencement or continuation of any action, the employment of process, or an act to collect, recover, or offset any debt, claim, or interest discharged pursuant to this Order as a personal liability of the Debtors, or from property of the Debtors is hereby permanently enjoined, stayed, and restrained; provided, that nothing in the Plan or this Order shall affect the rights of offset held by holders of Allowed Priority Tax Claims under applicable nonbankruptcy law; provided, further, that notwithstanding Section 10.3 of the Plan, effective as of the Effective Date, any Claim that is the subject of litigation pending on the Commencement

Date, which has not been determined by Final Order entered prior to the Effective Date, shall be determined and liquidated pursuant to a Final Order entered by an administrative or judicial forum of competent jurisdiction, settled, or otherwise resolved, and to the extent Allowed, shall receive the treatment specified in Section 4 of the Plan.

18. Distributions made pursuant to Section 4.2(d) of the Plan shall be in complete satisfaction and discharge of all obligations of the Debtors and Non-Debtor Guarantors to the holders of Allowed Credit Facility Claims. Upon the making such distributions, the respective holders of the discharged Credit Facility Claims are permanently enjoined from commencing or continuing in any manner and in any jurisdiction, any suit, action, or other proceeding based upon any security, note, instrument, certificate, agreement, or other document related to a discharged Credit Facility Claim. This Order shall be and is a judicial determination of discharge of all such liabilities of the Debtors and Non-Debtor Guarantors, subject to the occurrence of the Effective Date and the making of the distributions required to be made by the Debtors or the Reorganized Debtors pursuant to Section 4.2 of the Plan. Without limiting Section 10 of the Plan or section 524 or 1141 of the Bankruptcy Code, each holder of an Allowed Credit Facility Claim that accepts such distribution is deemed to consent to the amendment and restatement of the Credit Facility pursuant to the Plan.

19. With respect to environmental liabilities, nothing in the Plan or this Order (a) discharges or releases the Debtors from any environmental claim of, liability to, or cause of action by, the United States or any other governmental unit or (b) impairs the ability of the United States or any other governmental unit to exert its police and regulatory authority over any Debtor, Reorganized Debtor, or other person or entity.

Exculpation

20. The Debtors, the Reorganized Debtors, the Administrative Agent, the lender parties to the Credit Facility, the administrative agent under the DIP Facility, the lender parties to the DIP Facility, DB, MLCS, the members of the Secured Lender Ad Hoc Working Group, and each of their respective officers, directors, principals, members, partners, employees, agents, managers, representatives, advisors, attorneys, accountants, and professionals shall neither have nor incur any liability to any Entity (provided, that as to a governmental unit, with respect to the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of a security, offered or sold under the Plan, subject to section 1125(e) of the Bankruptcy Code) for any act taken or omitted to be taken in connection with, or arising out of, the Reorganization Cases, the negotiation, formulation, dissemination, confirmation, consummation, or administration of the Plan, or property to be distributed under the Plan, or any other act or omission in connection with the Reorganization Cases, the Plan, the Disclosure Statement, or any contract, instrument, or other agreement or document related thereto or delivered thereunder, or any act taken or omitted to be taken in connection with the restructuring of the Debtors; provided, that the foregoing shall not affect the liability of any Entity that otherwise would result from any such act or omission to the extent that such act or omission is determined by a Final Order to have constituted willful misconduct or gross negligence.

21. Notwithstanding any provision to the contrary in the Plan, the Order confirming the Plan, and any implementing Plan documents, nothing shall: (a) affect the ability of the Internal Revenue Service (“IRS”) to pursue any non-debtors to the extent allowed by non-bankruptcy law for any liabilities that may be related to any federal tax liabilities owed by the Debtors; (b) affect the rights of the IRS to assert setoff and recoupment and such rights are expressly preserved; (c) require the filing of any claim or interest described in 11 U.S.C. 503(b)(1)(D);

(d) require the IRS to allocate between interest and principal payments received pursuant to the Plan; and (e) discharge any claim of the IRS described in 11 U.S.C. Section 1141(d)(6). To the extent the allowed IRS Priority Tax Claims are not paid in full in cash on the Effective Date, the allowed IRS Priority Tax Claims shall be paid when due with interest to accrue at the rate and method set forth in 26 U.S.C. Sections 6621 and 6622.

Implementation

22. Except as otherwise provided in the Plan, on the Effective Date, all of the Debtors and their estates shall, for purposes of the Plan only, be treated as though they were merged and (a) all assets and liabilities of the Debtors shall, for purposes of the Plan only, be treated as though they were merged, (b) all guarantees of the Debtors of payment, performance, or collection of obligations of any other Debtor shall be eliminated and canceled, (c) all joint obligations of two or more Debtors, and all multiple Claims against such entities on account of such joint obligations, shall be considered a single claim against the Debtors, and (d) any Claim filed in the Reorganization Cases shall be deemed filed against the consolidated Debtors and a single obligation of the consolidated Debtors on and after the Effective Date. Unless otherwise set forth herein or in the Plan, such consolidation shall not (other than for voting, treatment, and distribution purposes under the Plan) affect (i) the legal and corporate structures of the Debtors (including the corporate ownership of the Subsidiary Debtors), (ii) any intercompany claims, or (iii) the substantive rights of any creditor.

23. The Debtors are hereby authorized to take all actions necessary or appropriate to consummate and implement the Plan and the transactions contemplated thereby, without further application to, or order of, this Court, provided that such actions are consistent with the terms and provisions of the Plan or this Order. For the avoidance of doubt, in accordance with Section 6.4 of the Plan, Cash distributions to be made by Non-U.S. Debtors to the holders of Allowed Claims pursuant to Section 2 or Section 4 of the Plan may be made by the respective Non-U.S. Debtor against which such Claim is held, or by Reorganized Xerium as Disbursement Agent or such other entity designated by Reorganized Xerium as a Disbursement Agent.

24. Effective as of the Effective Date, the issuances by (a) Reorganized Xerium of the New Common Stock and the New Warrants in accordance with the Plan and (b) Reorganized Xerium Canada of the Reorganized Xerium Canada Preferred Stock in accordance with the Plan are hereby authorized without the need for any further corporate action and without any further action by the holders of Claims or Equity Interests.

25. Pursuant to section 1142(b) of the Bankruptcy Code, on the Effective Date, and without the need for any further corporate action and without any further action by the holders of Claims or Equity Interests, the (a) the Reorganized Borrowers, as borrowers, the Reorganized Debtors, the Non-Debtor Guarantors, and Robec Brazil LLC, as guarantors, and Citicorp North America, Inc., as administrative and collateral agent, shall enter into the Amended and Restated Credit Facility and (b) the Reorganized Borrowers shall issue the Term Notes. The Reorganized Debtors are authorized to (x) enter into the Amended and Restated Credit Facility and pay any fees related thereto, (y) grant the liens and security interests and incur or guaranty the indebtedness contemplated thereby, and (z) issue, execute, and deliver all documents and instruments and take all actions necessary or appropriate to implement and effectuate the Amended and Restated Credit Facility and the transactions contemplated thereby.

26. Pursuant to section 1142(b) of the Bankruptcy Code, on the Effective Date, and without the need for any further corporate action and without any further action by the holders of Claims or Equity Interests, the Reorganized Borrowers, as borrowers, the Reorganized Debtors, the Non-Debtor Guarantors, and Robec Brazil LLC, as guarantors, and Citicorp North

America, Inc. as administrative agent, collateral agent, and issuing bank, shall enter into the Exit Facility. The Reorganized Debtors are authorized to (a) enter into the Exit Facility and pay any fees related thereto, (b) grant the liens and security interests and incur or guaranty the indebtedness contemplated thereby, and (c) issue, execute, and deliver all documents and instruments and take all actions necessary or appropriate to implement and effectuate the Exit Facility and the transactions contemplated thereby, including, without limitation, borrowings thereunder. Any credit extended under the Exit Facility shall be deemed to have been extended in good faith, as such term is used in section 364(e) of the Bankruptcy Code.

27. On the Effective Date, and without the need for any further corporate action and without any further action by the holders of Claims or Equity Interests, all obligations of the Debtors under the DIP Facility shall be assumed under, and become subject to the terms and conditions of, the Exit Facility and all liens and security interests granted to secure the Debtors’ obligations under the DIP Facility shall be satisfied, discharged, and terminated in full and of no further force or effect and shall be replaced by liens to be issued under the terms of the Exit Facility.

28. The New Management Incentive Plan is approved. The solicitation of acceptances and rejections of the Plan is deemed to have been a solicitation for approval of the New Management Incentive Plan. On the Effective Date, and without the need for further corporate action and without any further action by the holders of Claims or Equity Interests, the New Management Incentive Plan shall become effective.

29. Except as otherwise provided in the Plan or this Order, upon the occurrence of the Effective Date, and without the need for any further corporate action and without any further action by the holders of Claims or Equity Interests, with respect to Secured Claims other than Credit Facility Claims, all liens, security interests, and pledges securing the obligations of the Debtors shall be released and the holders of such Secured Claims shall be authorized and directed to release any Collateral or other property and to take such actions as may be requested by the Reorganized Debtors to evidence the release of such liens, security interests, and pledges, including the execution, delivery, and filing or recording of such releases. A copy of this Order may, but need not be, filed in the relevant filing offices as evidence of the termination the termination of such liens, security interests, and pledges.

30. As a condition to receiving any distribution under the Plan, each holder of a promissory note, certificate, or other instrument evidencing a Claim shall surrender such promissory note, certificate, or other instrument to Reorganized Xerium or its designee. Any holder of a Claim that fails to (a) surrender such instrument or (b) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to Reorganized Xerium before the later to occur of (i) the second anniversary of the Effective Date and (ii) six months following the date such holder’s Claim is Allowed, shall be deemed to have forfeited all rights and claims with respect thereto, may not participate in any distribution under the Plan on account thereof, and all amounts owing with respect to such Allowed Claim shall be retained by Reorganized Xerium; provided, that any promissory note, certificate, or other instrument, if any, issued under the Credit Facility shall be canceled on the Effective Date and holders of Allowed Credit Facility Claims shall not be required to surrender any such instruments prior to receiving distributions pursuant to the Plan.

31. On and after the Effective Date, the Reorganized Debtors shall issue all securities, notes, instruments, certificates, agreements, and other documents required to be issued pursuant to the Plan and this Order. Effective as of the Effective date, the Reorganized Debtors are authorized and empowered to issue, execute, deliver, file, or record any and all documents, instruments, and agreements, whether or not specifically referred to in the Plan or any exhibit or supplement to the Plan, and to take any action necessary or appropriate to consummate and implement the Plan and the transactions contemplated thereby in accordance with its terms, all without further application to, or order of, this Court, provided that such actions are consistent with the terms and provisions of the Plan or this Order.

32. The documents contained in the Plan Supplement, and any amendments, modifications, and supplements thereto made in accordance with the Plan, and all documents and agreements introduced into evidence by the Debtors at the Combined Hearing (including all exhibits and attachments thereto and all documents referred to therein), and the execution, delivery, and performance thereof by the Debtors and the Reorganized Debtors, as applicable, are authorized and approved when such documents and agreements are finalized, executed, and delivered. Without further order or authorization of the Court, the Debtors and the Reorganized Debtors are authorized and empowered to make all modifications to documents included as part of the Plan Supplement, and any other documents that are necessary or appropriate to consummate and implement the Plan and the transactions contemplated thereby, that do not materially modify the terms of such documents and are consistent with the Plan or this Order. The executed versions of the documents included in the Plan Supplement, including, without limitation, the Amended and Restated Credit Agreement and the Exit Facility, shall constitute legal, valid, binding, and authorized obligations of the respective parties thereto, enforceable in accordance with their terms and, to the extent applicable, shall create, as of the Effective Date, all liens and security interests purported to be created thereby. No obligation, payment, transfer, guarantee, or grant of security under this Order or under any of the documents included in the Plan Supplement, including, without limitation, the Amended and Restated Credit Agreement and the Exit Facility, shall be subject to avoidance or recovery under the Bankruptcy Code or any applicable nonbankruptcy law, or subjected to any defense, reduction, setoff, recoupment, or counterclaim.

33. Pursuant to section 1142(b) of the Bankruptcy Code, on the Effective Date, and without the need for further corporate action and without any further action by the holders of Claims or Equity Interests, the Nominating Agreements and the Registration Rights Agreement shall be executed and delivered by the parties thereto. For the avoidance of doubt, nothing in the Plan or in this Order shall be deemed to require any party other than a Reorganized Debtor to enter into a Nominating Agreement or Registration Rights Agreement.

34. Effective as of the Effective Date, and without the need for further corporate action and without any further action by the holders of Claims or Equity Interests, the Shareholder Rights Plan shall be deemed adopted by the Reorganized Xerium.

35. On the Effective Date, and without the need for further corporate action and without any further action by the holders of Claims or Equity Interests, the Debtors and the Reorganized Debtors, as applicable, are authorized to engage in the intercompany transactions set forth in Sections 5.9(i) and 12.7 of the Plan.

36. Pursuant to Fed. R. Bankr. P. 9019 the compromise and settlement set forth in Section 5.10 of the Plan is approved.

37. To the maximum extent permitted by operation of section 1145 of the Bankruptcy Code, the distribution of New Common Stock and New Warrants to be issued under the Plan is exempt from registration under the Securities Act and any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, or broker or dealer in, a security. All such securities so issued shall be freely transferrable by the initial recipients thereof (a) except for any restrictions set forth in section 1145(b) of the Bankruptcy Code and (b) subject to any restriction contained in the terms of such securities themselves, in the Plan, the Disclosure Statement, or in any other documents related to the Plan or executed in connection with the effectiveness thereof.

38. Pursuant to section 1146(a) of the Bankruptcy Code, any issuance, transfer or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any instrument of transfer from a Debtor to a Reorganized Debtor or any other Entity pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment. All filing or recording officers (or any other Entity with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, forego the collection of any such tax or governmental assessment, and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment. Without limiting the foregoing, any issuance, transfer or exchange of a security or any making or delivery of an instrument of transfer pursuant to the Plan shall be exempt from the imposition and payment of any and all transfer taxes (including, without limitation, any and all stamp taxes or similar taxes and any interest, penalties and additions to the tax that may be required to be paid in connection with the consummation and implementation of the Plan and the Plan Documents) pursuant to sections 1146(a), 505(a), 106, and 1141 of the Bankruptcy Code.

39. Each federal, state, local, and foreign governmental agency or department, or other governmental agency or department is hereby authorized to accept any and all documents and instruments necessary or appropriate to consummate and implement the Plan and the transactions contemplated thereby.

40. The substantial consummation of the Plan, within the meaning of section 1127 of the Bankruptcy Code, is deemed to occur on the Effective Date.

41. Any objections to, and requests for estimations of, Claims and Equity Interests, shall be served and filed in accordance with Section 7.2 of the Plan.

42. Except as otherwise provided in the Plan or this Order, any claims, rights, causes of action, suits, and proceedings, including, without limitation, those described in the Plan Supplement, whether at law or in equity, whether known or unknown, that the Debtors or their estates may hold against any Entity are hereby preserved in accordance with Section 7.5 of the Plan.

Professional Compensation and Reimbursement

43. Except as otherwise ordered by the Court, on or before the date that is forty-five (45) days after the Effective Date (or if such forty-fifth (45th) day is not a Business Day, the first Business Day thereafter), each professional or other entity requesting compensation or reimbursement of expenses pursuant to sections 327, 328, 330, 503(b), and 1103 of the Bankruptcy Code for services rendered up to the date and time of entry of this Order (including compensation requested pursuant to sections 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code or other entity for making a substantial contribution in the Debtors’ chapter 11 cases) shall file an application for final allowance of compensation and reimbursement of expenses with the Court (a “Final Fee Application”), together with proof of service thereof, and shall serve such Final Fee Application on the Debtors, counsel for the Debtors, and the U.S. Trustee. Final Fee Applications shall show and reflect the application of any retainers in connection with the Debtors’ chapter 11 cases.

44. Objections and responses, if any, to any Final Fee Application shall be filed with the Court, together with proof of service thereof, and served upon the applicant and each of the parties identified in the preceding decretal paragraph, so as to be actually received not later than 4:00 p.m. (Eastern Daylight Time) on the date that is the sixtieth (60th) day after the Effective Date, or if such sixtieth (60th) day is not a Business Day, the first Business Day thereafter.

45. Unless an objection to a Final Fee Application, together with a request for a hearing thereon, is timely filed and served in accordance with this Order, the Final Fee Applications may be granted without further notice or without conducting a hearing.

46. Without further order or authorization of the Court, the Debtors and the Reorganized Debtors, as applicable, are authorized to retain professionals and pay, in the ordinary course of business, compensation for services rendered and reimbursement of expenses incurred by professionals after the date and time of entry of this Order.

47. The amount of any reasonable fees and expenses incurred by each Disbursement Agent acting in such capacity (including taxes and reasonable attorneys’ fees and expenses) on or after the date of entry of this Order shall be paid in Cash by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business.

Retention of Jurisdiction

48. The Court shall retain jurisdiction as provided in Section 11 of the Plan to the fullest extent permitted by law. Section 11 of the Plan shall not be construed to expand or limit the Court’s jurisdiction beyond that allowed by applicable law.

Efficacy of Plan

49. The failure to specifically include any particular provisions of the Plan in this Order shall not diminish or impair the efficacy of such provisions, it being understood the intent of this Court that the Plan be confirmed and approved in its entirety. To the extent of any inconsistency between the Plan and this Order, the terms and conditions of this Order shall govern. The provisions of this Order are integrated with each other and are nonseverable and mutually dependent unless expressly stated by further order of the Court.

Notice

50. On the Effective Date, or as soon thereafter as practicable, the Debtors shall (a) serve notice of the entry of this Order and the occurrence of the Effective Date, substantially in the form attached hereto as Exhibit B, which notice is hereby approved in all respects (the “Confirmation and Effective Date Notice”), upon each of the following at their respective addresses last known to the Debtors: (i) counsel to Citicorp North America, Inc., as administrative agent for the Debtors’ prepetition secured lenders and postpetition lenders, (ii) the parties listed on the Debtors’ creditor matrix, (iii) all equity security holders of record as of the applicable Distribution Record Date, (iv) any other known holders of claims or equity interests in the Debtors, (v) counterparties to the Debtors’ executory contracts and unexpired leases rejected pursuant to the Plan, (vi) the U.S. Trustee, (vii) the Securities and Exchange Commission, (viii) the Internal Revenue Service, (ix) the United States Department of Justice, (x) the Pension Benefit Guaranty Corporation, and (xi) all parties having filed requests for notices in these chapter 11 cases and (b) post the Confirmation and Effective Date Notice on the website maintained in these cases by the Debtors’ noticing agent: http://www.xeriuminfo.com. Service and posting of such notice as soon as practicable after the Effective Date shall be deemed to have occurred promptly after entry of this Order, and such notice shall constitute good and sufficient notice (x) pursuant to Fed. R. Bankr. P. 2002(f)(7), 2002(j), 2002(k), and 3020(c)(2) of confirmation of the Plan and entry of this Order, (y) pursuant to Fed. R. Bankr. P. 2002(a)(6) of any hearing scheduled by the Court to consider Final Fee Applications, and (z) of the occurrence of the Effective Date, and no other or further notice need be given.

51. The Plan shall not become effective unless and until the conditions set forth in Section 9.1 of the Plan have been satisfied or waived in accordance with Section 9.2 of the Plan.

Dated:	May 12, 2010
at : .m.
Wilmington, Delaware

/s/ Kevin J. Carey
United States Bankruptcy Judge